UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 29, 2010

EnergyConnect Group, Inc.

(Exact name of Company as specified in its charter)

____________
(Commission File Number)

Oregon	93-0935149
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

901 Campisi Way, Suite 260
Campbell, CA 95008
(Address of principal executive offices, with zip code)

(408) 370-3311
(Company’s telephone number, including area code)
_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On July 30, 2010, the Board of Directors (the “Board”) of EnergyConnect Group, Inc. (the “Company”) elected Beth Emery to serve as a director of the Company effective July 30, 2010. In connection with the election of Ms. Emery as a director of the Company, the Board also appointed Ms. Emery to serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Ms. Emery has over three decades of experience in business law and regulatory matters, principally for clients in regulated industries. Currently an Of Counsel at Tuggey Rosenthal Pauerstein Sandoloski Agather LLP, Ms. Emery concentrates on energy finance, corporate and regulatory matters. Ms. Emery was the first General Counsel for California Independent System Operator Corp., the entity controlling California’s electric grid, and also served as the first in-house chief legal officer for CPS Energy in San Antonio, Texas, the nation’s largest municipally owned electric and gas utility. During over 25 years in private practice in Washington, D.C., focusing on corporate transactions and regulatory matters for energy and telecommunications companies, she was lead outside counsel for ISO New England’s development of “standard market design” for the New England Power Pool markets and served on the National Advisory committee of the U.S. Agency for International Development Energy Training Program. Ms. Emery started her career as an attorney-advisor to the Rural Electrification Administration, and then as legal advisor to Matthew Holden, Jr., one of the initial five FERC Commissioners. Ms. Emery earned a B.A. with highest honors in Journalism from the University of Oklahoma and her J.D. from Harvard Law School.

For her service as a member of the Board and a member on the aforementioned committees, Ms. Emery will receive the following annual retainers pursuant to the Company’s director compensation policy: (i) $15,000 in board retainer, (ii) $2,250 as a member of the Audit Committee, (iii) $1,875 as a member of the Compensation Committee and (iv) $1,500 as a member of the Nominating and Corporate Governance Committee. Such retainer and fees are payable in four equal quarterly installments. In addition, the Board approved the grant of a stock award for 100,000 shares of the Company’s Common Stock under the Company’s Restated 2004 Stock Incentive Plan to Ms. Emery.

A press release announcing the foregoing director election is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Severance Arrangements

On July 29, 2010, the Compensation Committee (the “Compensation Committee”) of the Board approved, and authorized Company management to enter into, severance agreements, with each of the Company’s executive officers, including named executive officers D. Jay Crookston and John P. Stremel, that provide for the following:

•
If the executive officer is involuntarily terminated without cause, the Company will (i) pay the executive an amount equal to six (6) months of his then-current base salary, (ii) pay for up to six (6) months of COBRA premium payments, (iii) provide six (6) months accelerated vesting on all outstanding equity awards, and (iv) extend the post-termination exercise period of all stock options granted after July 29, 2010 to six (6) months following the termination date.

•
If the executive officer is involuntarily terminated without cause or resigns for good reason during the period beginning three (3) months before a change of control of the Company and ending twelve (12) months following a change of control of the Company, in addition to the above, the Company will (i) fully accelerate the vesting of all outstanding equity awards, and (ii) pay the executive any amount equal to fifty percent (50%) of the remaining target bonus that would otherwise be earned during the year of termination.

The Compensation Committee also approved, and authorized Company management to enter into, an amendment and restatement of Kevin Evans’ separation and change of control agreements, to provide for the following:

•
If Mr. Evans is involuntarily terminated without cause or resigns for good reason at any time, the Company will (i) pay him an amount equal to twelve (12) months of his then-current base salary, plus seventy-five thousand dollars ($75,000), (ii) pay for up to twelve (12) months of COBRA premium payments, (iii) provide twelve (12) months accelerated vesting on all outstanding equity awards, and (iv) extend the post-termination exercise period of all stock options granted after July 29, 2010 to twelve (12) months following the termination date.

•
If Mr. Evans is involuntarily terminated without cause or resigns for good reason during the period beginning six (6) months before a change of control of the Company and ending twenty-four (24) months following a change of control of the Company, in addition to the above, the Company will (i) pay for up to eighteen (18) months of COBRA premium payments, (ii) fully accelerate the vesting of all outstanding equity awards, and (iii) pay Mr. Evans an amount equal to one hundred percent (100%) of the remaining target bonus that would otherwise be earned during the year of termination.

Item 9.01                Financial Statements and Exhibits.

(d) Exhibits.

99.1          Press Release dated August 3, 2010 issued by EnergyConnect Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	ENERGYCONNECT GROUP, INC.

	By:	/s/ Kevin R. Evans
	Name:	Kevin R. Evans
	Title:	President and Chief Executive Officer